AMENDMENT TO THE
                 MOBILEMEDIA CORPORATION 1993 STOCK OPTION PLAN

     This Amendment to the MobileMedia Corporation 1993 Stock Option Plan (the "Amendment") is adopted by MobileMedia Corporation, a Delaware corporation (the "Company"), effective as of May 21, 1996.

                                    RECITALS

     A. The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company, effective as of December 1, 1993.

     B. Subsequent to the adoption of the 1993 Plan, a 1.4-to-1 stock split increased the number of shares available for issuance under the 1993 Plan from 1,500,000 to 2,100,000, in accordance with Article IV, Section 4.01 of the 1993 Plan.

     C. Section 2.06 of the 1993 Plan provides that the Board of Directors of the Company may amend the plan, subject in certain instances to approval by the stockholders of the Company.

     D. On February 21, 1996 and May 21, 1996, the Board of Directors of the Company adopted the Amendment to the 1993 Plan which provided for, among other things, increasing the number of shares of common stock of the Company reserved for issuance thereunder by 1,400,000 shares, from 2,100,000 to 3,500,000 shares.

     E. The Amendment to the 1993 Plan was presented to and approved by the stockholders at the annual meeting of stockholders held on May 21, 1996.

                                    AMENDMENT

     1. Section 1.01(d) - Definitions is hereby amended to read in its entirety as follows:

     "(d) "Company" means MobileMedia Corporation, a Delaware corporation, and, when appropriate in context, any of its "Subsidiaries." Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain."

     2. Section 2.05 - Shares of Common Stock Subject to the Plan and Grant Limit is hereby amended to read in its entirety as follows:

     "2.05 Shares of Common Stock Subject to the Plan and Grant Limit. The shares that may be issued upon exercise of Options granted under the Plan shall be authorized and unissued shares of the Company's Class A Common Stock or previously issued shares of the Company's Class A Common Stock reacquired by the Company. The aggregate number of shares that may be issued upon exercise of Options granted under the Plan shall not exceed 3,500,000 shares of Class A Common Stock, subject to adjustment in accordance with Article IV."

     3. Section 3.01 - Grants of Options is hereby amended to read in its entirety as follows:

     "3.01 Grants of Options. Subject to the express provisions of this Plan, the Committee shall from time to time in its discretion select from the class of Eligible Employees those individuals to whom Options shall be granted, and shall determine the terms of such Options (which need not be identical), and, subject to the Award Limit (as defined below), the number of shares of Class A Common Stock for which each may be exercised. The maximum number of shares which may be subject to Options granted under the Plan to any Eligible Employee in any calendar year shall not exceed 500,000 (the "Award Limit"). To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be cancelled and the Option deemed to be granted are counted against the applicable Award Limit. Each Option shall be subject to the terms and conditions of the Plan and such other terms and conditions established by the Committee as are not inconsistent with the purpose and provisions of the Plan. One or more Options may be granted to any Eligible Employee. Options may be Incentive Stock


                                  Exhibit 4(a)

     Options or Nonqualified Stock Options. The Committee may determine whether such Options are to be Incentive Stock Options or Nonqualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code. The Committee shall also determine the terms and conditions of such Options consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code."


                                  Exhibit 4(a)